UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015

CSX CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 359-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on September 8, 2015, CSX Corporation (“CSX,” or the “Company”) appointed Clarence W. Gooden as President; Fredrik J. Eliasson as Executive Vice President and Chief Sales and Marketing Officer; and Frank A. Lonegro as Executive Vice President and Chief Financial Officer. Additionally, Cindy M. Sanborn was appointed Executive Vice President and Chief Operating Officer of the Company’s principal operating subsidiary, CSX Transportation, Inc. At that time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) had not approved any compensation adjustments for Mr. Gooden, Mr. Eliasson, Mr. Lonegro or Ms. Sanborn in connection with their new positions. On October 6, 2015, the Compensation Committee established the following compensation adjustments, which will be applied retroactively to September 8, 2015.

Clarence W. Gooden’s compensation as President will include an annual base salary of $700,000 and a short-term incentive opportunity equal to 100% of his annual base salary. Mr. Gooden will be eligible to receive long-term equity incentive awards in the form of performance units and restricted stock units with a targeted value of $2.5 million beginning in 2016.

Fredrik J. Eliasson’s compensation as Executive Vice President and Chief Sales and Marketing Officer will include an annual base salary of $600,000. Mr. Eliasson’s short-term incentive opportunity shall remain equal to 90% of his annual base salary. Mr. Eliasson will also continue to be eligible to receive long-term equity incentive awards in the form of performance units and restricted stock units with a targeted value of $2.0 million.

Frank A. Lonegro’s compensation as Executive Vice President and Chief Financial Officer will include an annual base salary of $500,000 and a short-term incentive opportunity equal to 90% of his annual base salary. Mr. Lonegro will be eligible to receive long-term equity incentive awards in the form of performance units and restricted stock units with a targeted value of $1.5 million beginning in 2016.

Cindy M. Sanborn’s compensation as Executive Vice President and Chief Operating Officer of CSX Transportation, Inc. will include an annual base salary of $550,000. Ms. Sanborn’s short-term incentive opportunity shall remain equal to 90% of her annual base salary. Ms. Sanborn will be eligible to receive long-term equity incentive awards in the form of performance units and restricted stock units with a targeted value of $2.0 million beginning in 2016.

The increased base salaries and short-term incentive opportunities for Mr. Gooden, Mr. Eliasson, Mr. Lonegro and Ms. Sanborn, as described above, will be pro-rated as of September 8, 2015. With respect to the 2013-2015 and 2014-2016 performance cycles of the CSX long-term incentive plan (the “Plans”), Mr. Gooden and Mr. Lonegro will be eligible to receive a pro-rated number of performance units based on their service in their respective new positions during the remaining months of each performance cycle in accordance with the Plans. Such long-term equity incentive awards will be payable, if conditions are met, in the form of shares of Company common stock.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 7, 2015, the Board of Directors of CSX amended and restated CSX’s Bylaws to implement a proxy access bylaw and revise the director retirement age.

Article I, Section 11 now includes subsection (d), which permits a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director candidates to occupy up to two or 20% of the Board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in Article I, Section 11.

The Board of Directors of CSX also amended Article II, Section 2(a) of CSX’s Bylaws to change the director retirement age to 75. The director retirement age is applicable to all directors, subject to the Board of Directors’ ability to grant a waiver for a period not to exceed one year.

The above description is qualified in its entirety by reference to the amended and restated Bylaws, which are included as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Exhibits.

(d) The following exhibit is being filed as part of this report:

3.1	Bylaws of CSX Corporation, amended and restated effective as of October 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:	/s/ David H. Baggs
Name:	David H. Baggs
Title:	Vice President, Treasurer and Investment Relations Officer

DATE: October 9, 2015

EXHIBIT INDEX

Exhibit No.	Description

3.1	Bylaws of CSX Corporation, amended and restated effective as of October 7, 2015